                                  EXHIBIT 12
                                  ----------

              UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                    RATIO OF EARNINGS TO FIXED CHARGES (A)
                    (Millions of Dollars, Except for Ratio)

                                       1998(b) (c)            1997               1996             1995           1994
                                      -------------      ------------       ------------      -------------   -----------
Earnings from
  continuing
  operations..................             $  (633)           $  432             $  733             $  619         $  569
Undistributed equity
   earnings...................                 (43)              (37)               (47)               (29)           (42)
                                      -------------      ------------       ------------      -------------   -----------

Total.........................                (676)              395                686                590            527
                                      -------------      ------------       ------------      -------------   -----------
Income taxes..................                 (63)              244                380                314            330
                                      -------------      ------------       ------------      -------------   -----------
Fixed Charges:
  Interest Including
  amortization of
  debt discount...............                 714               605                501                450            347
Portion of rentals
  representing an
  interest factor.............                 181               166                135                 66             42
                                      -------------      ------------       ------------      -------------   -----------
    Total.....................                 895               771                636                516            389
                                      -------------      ------------       ------------      -------------   -----------
Earnings Available
  for fixed charges...........              $  155           $1, 410            $ 1,702            $1, 419         $1,246
                                      =============      ============       ============      =============   ===========
Fixed charges as
  above.......................              $  895            $  771            $   636            $   516         $  389
Interest capitalized..........                  -                  -                 -                  -              -

     Total....................              $  895            $  771            $   636            $   516         $  389
                                      =============      ============       ============      =============   ===========
Ratio of earnings to
  fixed charges...............                 0.2               1.8                2.7                2.8            3.2
                                      =============      ============       ============      =============   ===========

(a) 1996 information reflected Resources as discontinued operations (See Note 3 to the Financial Statements).
(b) Excluding the impact of the one time goodwill charge of $547 million pre-and after-tax in 1998, the ratio of earnings to fixed charges would have been 0.8.
(c) 1998 earnings were inadequate to cover fixed charges by $740 million.